Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-135522, 333-115675, 333-115673, 333-115671, 333-88514, 333-168276 and 333-184323) of Chiquita Brands International, Inc of our report dated June 28, 2012 relating to the financial statements of Danone Chiquita Fruits SAS, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers Audit SA
Paris, France March 3, 2014